                                                                    Exhibit 4.3

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

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                            PICK COMMUNICATIONS CORP.

No. _________                                                   $______________


                             8% Senior Secured Note


                  PICK Communications Corp., a Nevada corporation (the "Company"), for value received, hereby promises to pay to the order of ___________________ (the "Payee") on the earlier of (i) completion by the Company of an equity financing resulting in gross proceeds of $10,000,000 or more (ii) May __, 2000 [one year from the date of this note]; the consummation of an underwritten public offering by the Company; or (iv) a merger or combination of the Company or the sale of substantially all the assets of the Company or the purchase by a single entity or persons or group of affiliated persons of more than 50% of the voting stock of the Company (the "Maturity Date") at the offices of the Company, the principal sum of ___________ Dollars ($_____________) or such lesser principal amount as shall at such time be outstanding hereunder (the "Principal Amount"), plus all accrued and unpaid interest. The Maturity Date set forth in (i) above shall be subject to the automatic conversion provisions in Sections 5A (the "Automatic Conversion"). Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof.


         In consideration for the loan evidenced by this Note and other identical notes in the aggregate principal amount of up to $5,000,000 (the "Notes"), the Company shall issue to the holders of the Notes (the "Holders") five-year warrants to purchase 375,000 shares of the Company's common stock, $.001 par value (the "Common Stock") at an exercise price of $.50 per share for each $250,000 Principal Amount of Notes held.

         Accrued and unpaid interest shall be payable (i) upon maturity (whether at the Maturity Date, by acceleration or otherwise); (ii) upon any prepayment, on the amount prepaid and (iii) after maturity until paid in full (after as well as before judgment), on demand. Each of the dates referred to in clauses (i), (ii), and (iii) is sometimes hereinafter referred to as an "Interest Payment Date." All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

                  The amount of all repayments of principal, interest rates applicable thereto and interest accrued thereon shall be recorded on the records of the Payee and, prior to any transfer of, or any action to collect, this Note shall be endorsed on this Note. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed, but the failure to record any such amount or rate shall not limit or otherwise affect the obligations of the Company hereunder to make payments of principal or interest when due. All payments by the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

                  The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

                  This Note is issued pursuant to a Subscription Agreement between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

                  The obligations of the Company under the Notes will be senior to all other indebtedness, except the 10% Senior Secured Notes and the Amended Notes dated April 30, 1999 in the original principal amount of $9.9 million initially issued pursuant to the July 1998 Term Sheet and as set forth in and pursuant to an Amended Security Agreement, and are secured by liens on the Company's assets as set forth in and pursuant to a Security Agreement of even date herewith.

         1. Prepayment. The Principal Amount of this Note may not be prepaid, in whole or in part, except pursuant to the hereinabove terms of the Maturity Date.

         2.       Computation of Interest.

                           Base Interest Rate. Subject to subsection B below,
the outstanding Principal Amount shall bear interest at the rate of 8% per annum, payable quarterly.

         3.       Covenants of Company

                  A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3A:

                  (i) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  (ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

                  (iii) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

                  (iv) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

                  (v) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents; and

                  (vi) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

                  (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

                  (b) the occurrence of any event of default or any event which, with the giving of notice or the lapse of time, would constitute an event of default under any document or instrument evidencing or governing any material indebtedness (i.e. in excess of $100,000 principal amount) of the Company and the delivery of any notice effecting the acceleration of any such indebtedness.

                  B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3B:

                  (i) Redemptions. The Company will not redeem or repurchase any outstanding equity securities of the Company, except for (a) repurchases of unvested or restricted shares of Common Stock at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the Company (1) currently outstanding or (2) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors or (b) rescission offers contemplated in the Private Placement Memorandum or necessary or appropriate to address violations of applicable securities laws;

                  (ii) Indebtedness. The Company will not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness which is not expressly subordinated in right of payment to the Notes, except as set forth in
(iii) below;

                  (iii) Negative Pledge. The Company will not create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                           (a) Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                           (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                           (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                           (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                           (e) judgment Liens to the extent not covered by insurance which do not exceed $100,000 and are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed;

                  (vi) Investments. The Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for existing investments as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000; provided, however, that nothing contained in this clause (vi) shall preclude the Company from making acquisitions for the purpose of expanding its business.

                  (vii) Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any person or entity affiliated with the Company, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company;

                  (viii) Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

         4.       Events of Default

                  A. The term "Event of Default" shall mean any of the events set forth in this Section 4A:

                  (i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

                  (ii) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 3A, which default shall continue uncured for five (5) business days.

                  (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 3B.

                  (iv)     Bankruptcy, Insolvency, etc.  The Company shall:

                  (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

                  (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                  (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                  (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                  (e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

                  (v) Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $100,000, exclusive of indebtedness which was past due at May __, 1999.

                  (vi) Cross-Acceleration. Any senior debt or any other indebtedness of the Company in an aggregate principal amount exceeding $100,000
(i) shall be duly declared to be
or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period.

                  (vii) Warrants. The Company shall violate any material representation, warranty or obligation under the Warrants described elsewhere herein.

                  B. Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (d) of Section 4A shall occur, the outstanding principal amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

                  C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section 4A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the holder of the Note may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Notes together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

         5. Conversion of the Note.

                  A. Automatic Conversion. Upon the completion by the Company of a private financing resulting in gross proceeds of $5,000,000 or more, all of the outstanding Principal Amount of this Note, together with accrued interest, shall automatically be converted into the same type of securities issued in connection with such financing the same price paid by the investors in such offering.

                  B. Mechanics of Conversion. Before the Payee receives the securities referred to in Section 5A, the Payee shall surrender the certificate or certificates therefor, duly endorsed at the office of the Company, and shall give written notice to the Company at its principal corporate office, of the conversion and shall state therein the name or names in which the certificate or certificates for the securities referred to in Section 5A or the Conversion Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Payee, or to the nominee or nominees of Payee, a certificate or certificates for the number of securities referred to in Section 5A or the Conversion Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the person or persons entitled to receive the securities referred to in Section 5A or the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  C. Cash Payments. No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note pursuant to Section 5A. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of capital stock, the Company shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the Conversion Price.

         7.       Amendments and Waivers.

                  A. The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the holders of not less than 50% in principal amount of the Notes (the "Required Holders"); provided, however, that no such amendment, modification or waiver:

                  (i) which would modify this Section 7A, change the definition of "Required Holders", extend the Maturity Date for more than 90 days beyond the Maturity Date, or subject the Payee under each Note to any additional obligations shall be made without the consent of the Payee of each Note, or

                  (iii) which would reduce the amount of any payment of principal of or interest on any Principal Amount payable hereunder (or reduce the Principal Amount of or rate of interest payable hereunder) shall be made without the consent of the holder of each Note so affected.

                  B. No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

                  C. To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  D. After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the holders of the Notes a copy thereof.

         8.       Miscellaneous

                  A. Registered Holder. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

                  B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

                  C. Notices. All notices required or permitted under this Note shall be given in accordance with the Subscription Agreement.

                  D. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

         IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer.


                                            PICK COMMUNICATIONS CORP.


                                            By
                                                 ------------------------------
                                                 Name: Thomas M. Malone
                                                 Title: Chief Executive Officer.